                                                                     EXHIBIT 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF AUGUST 18, 1996,

                                     AMONG

                              AVANT! CORPORATION,

                          AGM ACQUISITION CORPORATION,

                                 ANAGRAM, INC.,

                                      AND

                        THE SHAREHOLDERS' REPRESENTATIVE

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE MERGER....................................................... 1
    1.1  Merger; Effective Time of the Merger.............................   1
    1.2  Closing..........................................................   1
    1.3  Effects of the Merger............................................   1
    1.4  Tax-Free Reorganization; Pooling of Interests....................   2
    1.5  Escrow...........................................................   2

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
 CORPORATIONS; EXCHANGE OF CERTIFICATES; SUPPLEMENTARY ACTION.............   2
    2.1  Effect on Capital Stock..........................................   2
    2.2  Exchange of Certificates.........................................   4
    2.3  Supplementary Action.............................................   5

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ANAGRAM....................   6
    3.1  Organization, Standing and Power.................................   6
    3.2  Capital Structure................................................   6
    3.3  Subsidiaries.....................................................   7
    3.4  Authority........................................................   7
    3.5  Financial Statements.............................................   8
    3.6  Payables; Receivables............................................   8
    3.7  Compliance with Laws.............................................   9
    3.8  No Defaults......................................................   9
    3.9  Litigation.......................................................   9
    3.10  Conduct in the Ordinary Course..................................   9
    3.11  Absence of Undisclosed Liabilities..............................   11
    3.12  Documents and Information Supplied..............................   11
    3.13  Certain Agreements..............................................   11
    3.14  Employee Plans..................................................   11
    3.15  Major Contracts.................................................   12
    3.16  Taxes...........................................................   14
    3.17  Intellectual Property...........................................   15
    3.18  Employee Agreements.............................................   17
    3.19  Restrictions on Business Activities.............................   17
    3.20  Title to Properties; Absence of Liens and Encumbrances:
          Condition of Equipment..........................................   17
    3.21  Governmental Authorizations and Licenses........................   18
    3.22  Environmental Matters...........................................   18
    3.23  Insurance.......................................................   20
    3.24  Labor Matters...................................................   21
    3.25  Reserved........................................................   21
    3.26  Personnel.......................................................   21

    3.27  Questionable Payments...........................................   21
    3.28  Third-Party Consents............................................   21
    3.29  Related Party Transactions......................................   22
    3.30  Customers and Suppliers.........................................   22
    3.31  Bank Accounts and Powers of Attorney............................   22
    3.32  Products........................................................   22
    3.33  Brokers or Finders; Professional Fees...........................   22
    3.34  Permit..........................................................   22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF AVANT! AND SUB..............   23
    4.1  Organization; Standing and Power.................................   23
    4.2  Authority........................................................   23
    4.3  Valid Issuance of Shares of Common Stock of Avant!...............   24
    4.4  Avant!. Financial Statements.....................................   24
    4.5  Litigation.......................................................   24
    4.6  Reports..........................................................   24
    4.7  Restrictions on Business Activities..............................   25
    4.8  Brokers or Finders; Professional Fees............................   25
    4.9  Conduct in the Ordinary Course...................................   25
    4.10  Third-Party Consents............................................   25
    4.11  Permit..........................................................   25

ARTICLE V  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
ADDITIONAL AGREEMENTS.....................................................   25
    5.1  Conduct of Business of Anagram...................................   25
    5.2  Access to Information; Provision of Interim Financial Statements.   28
    5.3  Company Shareholders' Consent....................................   28
    5.4  Fairness Hearing and Permit......................................   28
    5.5  Exclusivity; Acquisition Proposals...............................   29
    5.6  Breach of Representations, Warranties, Agreements and Covenants..   29
    5.7  Consents.........................................................   30
    5.8  Best Efforts.....................................................   30
    5.9  Legal Conditions to the Merger...................................   30
    5.10  Public Announcements............................................   30
    5.11  Affiliates Agreement and Continuity of Interest Certificate.....   31
    5.12  Expenses........................................................   31
    5.13  Information to be Supplied......................................   31
    5.14  Registration of Avant! Stock Issuable With Respect to Assumed
          Anagram Options.................................................   31
    5.15  Pooling of Interests Transaction................................   31
    5.16  Reserved........................................................   32
    5.17  Reserved........................................................   32
    5.18  Schedules.......................................................   32
    5.19  Indemnification.................................................   32
    5.20  Certain Benefit Plans...........................................   32
    5.21  Anagram Registration............................................   32
    5.22  Listing of Shares...............................................   33

ARTICLE VI  CONDITIONS PRECEDENT..........................................   33
    6.1  Conditions to Each Party's Obligation to Effect the Merger.......   33
    6.2  Conditions of Obligations of A Cor. and Sub......................   34
    6.3  Conditions of Obligation of AGM..................................   35

ARTICLE VII  INDEMNITY....................................................   36
    7.1  Survival of Representations, Warranties, Covenants and Agreements   36
    7.2  Indemnification; Escrow Deposit of Avant!. Common Stock..........   36
    7.3  Termination of Indemnity and Representations and Warranties......   37
    7.4  Exclusivity of Remedies..........................................   37

ARTICLE VIII  TERMINATION.................................................   37
    8.1  Termination......................................................   37

ARTICLE IX  GENERAL PROVISIONS............................................   38
    9.1  Amendment........................................................   38
    9.2  Extension; Waiver................................................   38
    9.3  Notices..........................................................   38
    9.4  Interpretation...................................................   39
    9.5  Counterparts.....................................................   39
    9.6  Entire Agreement.................................................   39
    9.7  No Transfer......................................................   40
    9.8  Severability.....................................................   40
    9.9  Other Remedies...................................................   40
    9.10  Further Assurances..............................................   40
    9.11  Absence of Third-Party Beneficiary Rights.......................   40
    9.12  Governing Law...................................................   40

Exhibits

1.1       Agreement of Merger
1.3(a)    Articles of Incorporation
1.3(b)    Bylaws
1.5       Escrow Agreement
5.11(a)   Affiliates Agreement
5.11(b)   Continuity of Interest Certificate


Schedules

2.1(d)    Holders of Anagram Options Exercisable for Common Stock
2.1(e)    Holders of Anagram Restricted Stock
3.3       Jurisdictions Qualified to do Business
3.5       Financial Statements
3.6       Receivables
3.7       Exceptions to Compliance with Laws
3.8       List of Defaults

3.9       Pending Litigation
3.10      Exceptions to Conduct in the Ordinary Course
3.11      Undisclosed Liabilities
3.13      Certain Agreements
3.14      Anagram Compensation Plans
3.15      Major Contracts
3.17      Anagram Intellectual Property Rights
3.18      Proprietary Information Agreements
3.19      Restrictions on Business Activities
3.20      Real Property Leased; Physical Assets
3.21      Governmental Authorizations and Licenses
3.22      Environmental Matters
3.23      Insurance
3.26      Personnel
3.28      Third-Party Consents
3.29      Related Party Transactions
3.30      Customers
3.31      Bank Accounts and Powers of Attorney
4.5       Avant! Litigation
5.11      List of Affiliates

                     AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of August 18, 1996, by and among Avant! Corporation, a Delaware corporation ("Avant!"), AGM Acquisition Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Sub"), Anagram, Inc., a California corporation ("Anagram"), and Andrew Yang, a principal shareholder of Anagram (the "Shareholders' Representative").

     INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and mutual covenants and agreements contained herein, Avant!, Sub, Anagram and the Shareholders' Representative hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  Merger; Effective Time of the Merger.  Subject to the terms and
          ------------------------------------
conditions of this Agreement and Plan of Reorganization (this "Agreement") and as contemplated by the Agreement of Merger attached hereto as Exhibit 1.1 (the
                                                              -----------
"Agreement of Merger"), Sub will be merged with and into Anagram (the "Merger") in accordance with the applicable provisions of the corporate laws of the State of California (the "California Law"). The Agreement of Merger provides, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of capital stock of Anagram into shares of Common Stock, par value $.0001 per share, of Avant! ("Avant! Common Stock"). The Agreement of Merger shall be executed by Anagram, Avant! and Sub prior to the Effective Date of the Merger (as defined in this Section 1.1).

     Subject to the provisions of this Agreement, the Agreement of Merger shall be filed in accordance with California Law on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon such filing of the Agreement of Merger (the date of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of confirmation of such filing being hereinafter referred to as the "Effective Time of the Merger") in the State of California.

     1.2  Closing.  The closing of the Merger (the "Closing") will take place
          -------
as soon as practicable on the first business day after satisfaction or waiver of the conditions precedent set forth in Article VI of this Agreement (the "Closing Date"), at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 600 Hansen Way, Palo Alto, California, unless a different date or place is agreed to in writing by Avant!, Sub and Anagram.

     1.3  Effects of the Merger.  At the Effective Time of the Merger, (a) the
          ---------------------
separate existence of Sub shall cease and Sub shall be merged with and into Anagram (Sub and Anagram are sometimes referred to herein as the "Constituent Corporations" and Anagram after the Merger is sometimes referred to herein as the "Surviving Corporation"), (b) the Articles of Incorporation of the Surviving Corporation shall be set forth in Exhibit 1.3(a) hereto, (c) the Bylaws of the
                                  --------------
Surviving Corporation shall be set forth in Exhibit 1.3(b) hereto, (d) the
                                            --------------
directors of the Surviving Corporation shall be Gerald C. Hsu and John P. Huyett, (e) the officers of the Surviving Corporation shall be Gerald C. Hsu, President and Chief Executive Officer and John P. Huyett, Vice President, Chief Financial Officer and Secretary and (f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

     1.4  Tax-Free Reorganization; Pooling of Interests.  The Merger is
          ---------------------------------------------
intended to be a Reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and to be accounted for as a pooling of interests.

     1.5  Escrow.  Ten percent (10%) of the aggregate number of shares of Avant!
          ------
Common Stock issued or issuable in connection with the Merger (the "Escrow Shares") shall be held in escrow as collateral for the indemnification obligations of Anagram pursuant to Article VII of this Agreement and the provisions of an escrow agreement ("Escrow Agreement") in the form attached hereto as Exhibit 1.5. The Escrow Shares shall be withheld pro rata from the
          -----------
shares of Avant! Common Stock to be received by the shareholders of Anagram upon exchange of their shares of Anagram capital stock for Avant! Common Stock.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                     CONSTITUENT CORPORATIONS; EXCHANGE OF
                      CERTIFICATES; SUPPLEMENTARY ACTION

     2.1  Effect on Capital Stock.  As of the Effective Time of the Merger, by
          -----------------------
virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Anagram:

          (a)  Capital Stock of Sub.  All issued and outstanding shares of
               --------------------
capital stock of Sub shall continue to be issued and outstanding and shall be converted into 1,000 shares of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b)  Cancellation of Capital Stock of Anagram.
               ----------------------------------------

               (i) All shares of capital stock of Anagram that are owned directly or indirectly by Anagram or by any entity controlled by Anagram shall be canceled and no stock of Avant! or other consideration shall be delivered in exchange therefor. For this purpose, a controlled entity shall mean a corporation or other entity whose voting securities are owned or are otherwise controlled directly or indirectly by a parent corporation or other intermediary entity in an amount sufficient to elect at least a majority of the board of directors or other managers of such corporation or other entity.

               (ii) Each holder of a certificate representing any shares of Anagram capital stock after the Effective Time of the Merger shall cease to have any rights with respect to such shares, except the right either to receive the Merger Consideration Per Share (as defined below) upon surrender of such certificate, or to exercise such holder's dissenters' rights, if applicable, as provided in Section 2.1(g) hereof and pursuant to California Law.

          (c)  Conversion of Capital Stock of Anagram.  Subject to this
               --------------------------------------
subsection 2.1(c), each issued and outstanding share of Common Stock and Preferred Stock of Anagram ("Anagram Capital Stock"), including shares issued or issuable upon the exercise of any Anagram Option (as defined in Section 2.1(d) below) prior to the Effective Time, that are issued and outstanding immediately prior to the Effective Time of the Merger shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive a fraction of a share of Avant! Common Stock (the "Merger Consideration Per Share") equal to a fraction, the numerator of which is 2,413,793 and the denominator of which is the total number of shares of Anagram Capital Stock outstanding plus the total number of shares of Anagram Capital Stock issuable upon exercise of outstanding options, in each case as of the Effective Time of the Merger. The ratio pursuant to which each share of Capital Stock of Anagram will be exchanged for shares of Avant! Common Stock, determined in accordance with the foregoing provisions, is hereinafter referred to as the "Exchange Ratio."

          (d)  Assumption of Anagram Options.
               -----------------------------

               (i) At the Effective Time of the Merger, each unexpired and unexercised option to purchase shares of Anagram Capital Stock (an "Anagram Option") granted under the stock option plans and agreements, or other agreements of Anagram outstanding immediately prior to the Effective Time of the Merger shall be assumed by Avant! (an "Assumed Anagram Option"). Schedule 2.1(d)
                                                                 ---------------
hereto sets forth a true and complete list as of the date hereof of all holders of Anagram Options exercisable to purchase shares of Anagram Capital Stock, including the number of shares of Anagram Capital Stock subject to such options, a breakdown as between vested and unvested options, the exercise price per share and the term of such options and the residence address of each such holder. Three (3) days prior to the Closing Date, Anagram shall deliver to Avant! an updated Schedule 2.1(d) hereto current as of the Closing Date. Each Anagram
        ---------------
Option so assumed by Avant! will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Anagram Option immediately prior to the Effective Time, except that (A) such Assumed Anagram Option will be exercisable for that number of whole shares of Avant! Common Stock equal to the product of the number of shares of Anagram Capital Stock (on an as-converted to Common Stock basis) that were purchasable under such Assumed Anagram Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Avant! Common Stock, and (B) the per share exercise price for the shares of Avant! Common Stock issuable upon exercise of such Assumed Anagram Option will be equal to the quotient obtained by dividing the exercise price per share of Anagram Capital Stock (on an as-converted to Common Stock basis) at which such Anagram Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The parties intend that the assumption or replacement of the Anagram Options hereunder will meet the requirements of Section 424(a) of the Code and this
Section 2.1(d) shall be interpreted consistent with such intention. Consistent with the terms of the Anagram Options and the documents governing such Anagram Options, the Merger will not terminate or accelerate any Assumed Anagram Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of Avant! Common Stock acquired upon exercise of such Anagram Option. Holders of Anagram Options will not be entitled to acquire Anagram capital stock following the Merger.

               (ii) Holders of vested Anagram Options may elect to exercise such options prior to the Effective Time of the Merger and receive the Merger Consideration Per Share by providing notice of such exercise and payment of the exercise price thereof to Anagram at any time prior to the Effective Time. In the event that any holder of vested Anagram Options does not exercise such Anagram options prior to the Effective Time, such Anagram Options shall become Assumed Anagram Options.

               (iii) As soon as practicable after the Effective Time of the Merger, Avant! shall issue to each holder of an Assumed Anagram Option a document evidencing the stock option assumption by Avant!. The right to receive an Assumed Anagram Option may not be assigned or transferred. Any attempted assignment contrary to this Section 2.1(d) shall be null and void.

          (e)  Anagram Capital Stock Subject to Repurchase.  All shares of
               -------------------------------------------
Avant! Common Stock that are received in the Merger in exchange for shares of Anagram Capital Stock that, under applicable stock purchase, stock restriction or similar agreements with Anagram, are unvested or subject to a repurchase option or other condition of forfeiture that by its terms does not terminate due to the Merger ("Anagram Restricted Stock") will also be unvested or subject to the same repurchase option or other condition, as the case may be, and the certificates evidencing such shares will be marked with appropriate legends.
Schedule 2.1(e) hereto sets forth a true and complete list of all holders of
- ---------------
Anagram Restricted Stock, including the number of shares of Anagram Restricted Stock held and a breakdown as between vested and unvested shares. On the Closing Date, Anagram shall deliver to Avant! an updated Schedule 2.1(e) hereto current
                                                 ---------------
as of the Closing Date.

          (f)  Adjustment of Exchange Ratio.  If, between the date of this
               ----------------------------
Agreement and the Effective Time of the Merger, the outstanding shares of Avant! Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the Exchange Ratio shall be correspondingly adjusted.

          (g)  Dissenters' Rights.  If, as of the Effective Time of the Merger,
               ------------------
holders of the issued and outstanding Anagram Capital Stock are entitled to dissenters' rights under California Law and have properly exercised and not lost such dissenters' rights ("Dissenting Shares") in connection with the Merger, shares of Anagram Capital Stock shall not be converted into Avant! Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares.

          (h)  Fractional Shares.  No fractional shares of Avant! Common Stock
               -----------------
shall be issued, but in lieu thereof each holder of shares of Anagram Capital Stock who would otherwise be entitled to receive a fraction of a share of Avant! Common Stock shall receive from Avant! an amount of cash equal to the Average Nasdaq Per Share Price multiplied by the fraction of a share of Avant! Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Anagram shareholder shall be aggregated, so that no Anagram shareholder shall receive cash in an amount greater than the value of one (1) full share of Avant! Common Stock. The "Average Nasdaq Per Share Price" equals the average closing sales price of Avant! Common Stock as quoted on the Nasdaq National Market for the five (5) consecutive trading days ending three (3) business days prior to the Closing Date of the Merger.

     2.2  Exchange of Certificates.
          ------------------------

          (a)  Exchange Agent.  Prior to the Closing Date, Avant! shall
               --------------
appoint Harris Trust Company to act as exchange agent (the "Exchange Agent") in the Merger.

          (b)  Avant! to Provide Common Stock.  Promptly after the Effective
               ------------------------------
Time of the Merger (but in no event later than ten (10) business days thereafter), Avant! shall make available for exchange in accordance with this
Article II, through such reasonable procedures as Avant! may adopt, the shares of Avant! Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of capital stock of Anagram.

          (c)  Exchange Procedures.  Within ten (10) business days after the
               -------------------
Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of Anagram

Capital Stock (the "Certificates") whose shares are being converted into Avant! Common Stock pursuant to Section 2.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Avant! may reasonably specify including appointment of the Shareholders' Representative as attorney-in-fact for shareholders of Anagram with respect to certain matters) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Avant! Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Avant! Common Stock to which the holder of Anagram capital stock is entitled pursuant to Section 2.1 hereof. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Anagram capital stock that is not registered on the transfer records of Anagram, the appropriate number of shares of Avant! Common Stock may be delivered to a transferee if the Certificate representing such Anagram capital stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at all times after the Effective Time of the Merger to represent the right to receive upon such surrender the number of shares of Avant! Common Stock as provided by this Article II and the provisions of California Law but shall have no other right; provided, however, that customary and appropriate certifications, indemnities and bonds allowing exchange against lost or destroyed certificates shall be provided; and provided further that nothing in this Section 2.2(c) shall require Avant! to exchange its Common Stock to any holder of Anagram capital stock who shall fail to surrender a certificate representing such shares or the certification, indemnities and bonds relating to a lost certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Anagram capital stock for any Avant! Common Stock delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. Promptly following the date that is six (6) months after the Effective Date, the Exchange Agent shall return to the Surviving Corporation all shares of Avant! Common Stock in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the shares of Avant! Common Stock to which such holder is entitled pursuant hereto.

          (d)  No Further Ownership Rights in Capital Stock of Anagram.  All
               -------------------------------------------------------
Avant! Common Stock delivered upon the surrender for exchange of shares of capital stock of Anagram in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of capital stock of Anagram. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of Anagram that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     2.3  Supplementary Action.  If, at any time after the Effective Time, any
          --------------------
further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Anagram or Sub or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Anagram and Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ANAGRAM

     Anagram represents and warrants to Avant! and Sub that the representations and warranties set forth below shall be true and correct as of the date hereof, except as disclosed in a document delivered by Anagram to Avant! prior to the execution of this Agreement (the "Anagram Disclosure Schedules"). As used in this Agreement, (a) "Business Condition" with respect to Anagram shall refer to Anagram's financial condition, business as presently conducted (including products currently under development), prospects as they relate to products under current development, property, results of operations and assets; and (b) a disclosure or result will be deemed "material and adverse" only if, individually or when aggregated with other similar or related disclosures or results, it gives rise to a substantial diminution in the value of Anagram.

     3.1  Organization, Standing and Power.  Anagram is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Anagram is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material and adverse effect on Anagram's Business Condition. Anagram has delivered or made available to Avant! complete and correct copies of its current charter and Bylaws, and has delivered minutes of all directors' and shareholders' meetings, complete and accurate as of the date hereof, and stock certificate books of Anagram, that correctly set forth the record ownership of all outstanding shares of capital stock of Anagram and the addresses of each of its security holders.

     3.2  Capital Structure.
          -----------------

          (a) The authorized capital stock of Anagram consists of 20,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value. As of the date of this Agreement, there were issued and outstanding 3,831,000 shares of Anagram Common Stock, and there were issued and outstanding 460,000 shares of Anagram Preferred Stock. As of the date of this Agreement, there were an aggregate of 378,000 shares of Common Stock reserved for issuance upon the exercise of outstanding Anagram Options, and 80,000 shares of Preferred Stock reserved for issuance upon the exercise of outstanding Anagram Options. There are no outstanding shares of Anagram capital stock or any other equity securities or rights to purchase equity securities of Anagram, other than shares of Anagram Capital Stock and Anagram Options as described in this paragraph.

          (b) All outstanding shares of Anagram Capital Stock are, and any shares of Anagram Capital Stock issued upon exercise of any Anagram Option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Anagram's charter or Bylaws or any agreement to which Anagram is a party or by which Anagram may be bound. All outstanding Common Stock or other Anagram securities have been issued in compliance with applicable securities laws. Except for the Anagram Options, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Anagram is a party or by which Anagram may be bound that do or may obligate Anagram to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Anagram capital stock or that do or may obligate Anagram to grant, extend or enter into any such option, warrant, call conversion right, commitment or agreement.

          (c)  Except as set forth on Schedule 3.2, none of the issued and
                                      ------------
outstanding shares of Anagram Capital Stock is subject to repurchase or redemption. All Anagram Options have been issued in accordance with Anagram's stock option plans and all applicable securities laws, including pursuant to valid permits or exemptions therefrom. The Anagram stock option plans and all amendments thereto have been approved by all requisite Anagram shareholder action. Anagram does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding. The consummation of the Merger shall not cause an acceleration in the vesting of any of Anagram's capital stock.

          (d) Except for any restrictions imposed by applicable securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Anagram capital stock.

          (e) Except as set forth herein, Anagram is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of Anagram.

     3.3  Subsidiaries.  Anagram does not own or control, directly or
          ------------
indirectly, any corporation, partnership, business, trust or other entity.
Schedule 3.3 sets forth a true and complete list of all jurisdictions in which
- ------------
Anagram and its subsidiaries are qualified to do business or own or lease property or have employees. All of the shares of capital stock of each such subsidiary are owned free and clear of all liens by Anagram.

     3.4  Authority.
          ---------

          (a) Anagram has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger and the Escrow Agreement (collectively, the "Related Agreements") and, subject to approval of this Agreement and the Agreement of Merger by the shareholders of Anagram, to execute, deliver and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Anagram of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Anagram, including approval by its Board of Directors, other than approval of the Anagram shareholders. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Anagram enforceable against Anagram in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b)  Subject to satisfaction of the conditions set forth in Article
VI hereto, the execution and delivery of this Agreement and the Related Agreements do not and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any conflict with, breach or violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Anagram or its properties or assets, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Anagram pursuant to (i) any provision of the current charter or Bylaws of Anagram, or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Anagram is a party or by which Anagram or any of its property or assets may be bound or affected, other than any such conflict, breach, violation or default which would not have a material and adverse effect on the Business Condition of Anagram.

          (c) No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a "Governmental Entity"), is required by or with respect to Anagram in connection with the execution and delivery of this Agreement and the Related Agreements by Anagram or the consummation by Anagram of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger as required under California Law and appropriate documents with the relevant authorities of other jurisdictions in which Anagram is qualified to do business, (ii) the issuance of a permit by the California Department of Corporations with respect to the issuance of Avant! Common Stock and assumption of securities pursuant to this Agreement, and (iii) such other consents, approvals, authorizations, registrations or qualifications as may be required under applicable securities or Blue Sky laws in connection with the Merger.

     3.5  Financial Statements.  Anagram has delivered to Avant! a complete and
          --------------------
accurate copy of its audited balance sheet at December 31, 1995, and its unaudited balance sheet at June 30, 1996, and its statement of operations, statement of cash flows and statement of shareholders' equity, including notes thereto, for the year ended December 31, 1995, which have been audited, and the six months ended June 30, 1996, which are unaudited (collectively, "the Anagram Financial Statements"). The Anagram Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with each other. Except for the absence of footnotes and customary year-end adjustments in the financial statements at, and for the six months ended, June 30, 1996, the Anagram Financial Statements fairly present the financial position and operating results of Anagram as of the dates, and for the periods, indicated therein.

     3.6  Payables; Receivables.
          ---------------------

          (a) All accounts payable and notes payable by Anagram to third parties as of the date hereof arose, and as of the Closing, will have arisen, in the ordinary course of business.

          (b) All of the accounts receivable and notes receivable, net of allowances, owing to Anagram as of June 30, 1996 and as of the Closing are, or will be, set forth in Schedule 3.6 and constitute, and as of the Effective Time
                      ------------
will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, to Anagram's knowledge, there are no contingent or asserted claims, refusals to pay, rights of return, or other rights of set-off against any thereof. As of the date hereof, and as of the Closing, there is and will be no account receivable or note receivable that is pledged to any third party by Anagram.

          (c) As of June 30, 1996, there are no debts, liabilities or claims against Anagram that are not reflected in the Anagram Financial Statements, as applicable, contingent or otherwise, that are or would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP and that, individually exceed $10,000, or in the aggregate, exceed $25,000. As of June 30, 1996, and as of the Closing, Anagram has, and will have, no debts, liabilities, or claims other than those specifically set forth in the Anagram Financial Statements or that have arisen in the ordinary course of business since June 30, 1996. Anagram's revenue recognition policies with respect to Anagram Financial Statements have been made in accordance with GAAP. Anagram maintains a standard system of accounting in accordance with GAAP. All of Anagram's general ledgers, books and records have been made available to Avant!. Anagram does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Anagram. Anagram's financial reserves in the Anagram Financial Statements are adequate to cover claims already incurred. The provision for taxes of Anagram as set forth in the Anagram Financial Statements is adequate and accurate for taxes due or accrued as of such date.

     3.7  Compliance with Laws.  Except as set forth in Schedule 3.7, Anagram
          ---------------------                         ------------
is in compliance and has conducted its business and operations so as to comply with all laws, ordinances, rules and regulations, judgments, decrees or orders of any Governmental Entity, except to the extent that failure to comply would not have a material and adverse effect on Anagram's Business Condition. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Anagram or against any of its properties or businesses, and none are pending or, to Anagram's knowledge, threatened. Anagram has not during the past three (3) years received any governmental notice from any Governmental Entity for any violation of applicable laws or regulations. Anagram has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other instruments (each of which is in full force and effect), and Anagram has made all filings and registrations and the like necessary or required by law to conduct its business, except in each case where its failure to do so would not have a material and adverse effect on Anagram's Business Condition.

     3.8  No Defaults.  Except as set forth in Schedule 3.8, Anagram is not,
          -----------                          ------------
and it has not received notice that it is or would be with the passage of time, in violation of any provision of its current charter or Bylaws or in default or violation of any term, condition or provision of (a) any judgment, decree, order, injunction or stipulation applicable to Anagram, or (b) any agreement, note, mortgage, indenture, law, statute, rule, regulation, contract, lease, instrument, permit, concession, franchise or license to which Anagram is a party or by which Anagram or its properties or assets may be bound, other than any such conflict, breach, violation or default which would not have a material and adverse effect on the Business Condition of Anagram.

     3.9  Litigation.  Except as set forth in Schedule 3.9, there is no action,
          ----------                          ------------
suit, proceeding, claim, arbitration or investigation pending or, to Anagram's knowledge, threatened against Anagram or, to Anagram's knowledge, any of its officers or directors, nor is there any reasonable basis therefor known to Anagram. There is no action, suit, proceeding or investigation by Anagram currently pending or which it intends to initiate. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. Anagram has delivered to Avant! correct and complete copies of all correspondence prepared by its counsel for Anagram's independent public accountants in connection with the last completed audit of the Anagram Financial Statements and any such correspondence since the date of the last such audit.

     3.10  Conduct in the Ordinary Course.  Except as set forth in Schedule
           ------------------------------                          --------
3.10, since June 30, 1996, Anagram has conducted its business in the ordinary
- ----
course and there has not occurred:

           (a) Any change in the assets, liabilities, business condition or operating results from that reflected in the Anagram Financial Statements at, and for the six months ended, June 30, 1996 and that is material and adverse to the Business Condition of Anagram;

           (b)  Any amendments or changes in the charter or Bylaws of Anagram;

           (c) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Business Condition of Anagram;

           (d) Any issuance, redemption, repurchase or other acquisition of shares of capital stock of Anagram (other than issuances pursuant to exercise of Anagram Options or repurchases of Common Stock at cost in the ordinary course under the terms of agreements relating to Anagram Restricted Stock), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Anagram capital stock;

           (e) Any increase in or modification of the compensation or benefits payable or to become payable by Anagram to any of its service providers or changes pursuant to employment agreements currently in effect or changes in position;

           (f) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its service providers;

           (g) Any (i) sale of the property or assets of Anagram individually in excess of $10,000 or in the aggregate in excess of $25,000 other than inventory sales or nonexclusive end user license grants in the ordinary course of business consistent with past practice or (ii) any mortgage, pledge, transfer of a security interest in, or lien created by it, with respect to any of its properties or assets, except liens for taxes not yet due or payable (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of Anagram's business that in the aggregate are not material and liens for Taxes not yet due and payable);

           (h) Any alteration in any term of any outstanding security of Anagram;

           (i) Any (i) incurrence, assumption or guarantee by Anagram of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice; (ii) any waiver or compromise by it of a valuable right or of a debt owed to it; (iii) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except that which is not material to its Business Condition; (iv) issuance or sale of any securities convertible into or exchangeable for debt securities of Anagram; or (v) issuance or sale of options or other rights to acquire from Anagram, directly or indirectly, debt securities of Anagram or any securities convertible into or exchangeable for any such debt securities;

           (j) Any creation or assumption by Anagram of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of Anagram's business that in the aggregate are not material and liens for Taxes not yet due and payable);

           (k) Any making of any loan, advance or capital contribution to, or investment in, any person other than advances made in the ordinary course of business of Anagram;

          (l) Any entry into, amendment of, relinquishment, termination or nonrenewal by Anagram of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

           (m) Any transfer or grant of a right under the Anagram Intellectual Property Rights (as defined in Section 3.17) other than those transferred or granted in the ordinary course of business consistent with past practice;

           (n) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Anagram;

           (o) Any resignation or termination of employment of any of its key employees; and Anagram does not know of the impending resignation or termination of employment of any such employee; or

           (p) Any agreement or arrangement made by Anagram to take any action that, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.10 untrue or incorrect as of the date when made.

     3.11  Absence of Undisclosed Liabilities.  Except as set forth in Schedule
           ----------------------------------                          --------
3.11 and in the Anagram Financial Statements, Anagram has no liabilities or
- ----
obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character that should be accrued, shown, disclosed, reserved or indicated in a balance sheet of Anagram (including the footnotes thereto).

     3.12  Documents and Information Supplied.  The copies of all instruments,
           ----------------------------------
agreements, other documents and information delivered or communicated by Anagram, its shareholders and professional advisors to Avant! and Sub or their counsel and accountants are and will be complete, accurate and correct in all respects. No representations or warranties made by Anagram in this Agreement, nor any document, information, statement, financial statement, communication, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Anagram or its representatives to Avant! or Sub pursuant hereto or in connection with the transactions contemplated hereby contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which made, not misleading.

     3.13  Certain Agreements.  Except as set forth in Schedule 3.13, neither
           ------------------                          -------------
the execution and delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any service provider of Anagram under any Plan (as defined in Section 3.14 below) or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     3.14  Employee Plans.
           --------------

           (a) Anagram has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules, and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of compensation of employees, except where the failure to so comply will not have a material and adverse effect on Anagram's Business Condition.

           (b) Anagram is not a party to, nor has Anagram made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

           (c) All plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) maintained by or on behalf of Anagram that provide deferred or incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical dental, life, disability or accident benefits (whether or not insured), collective bargaining agreements, or pension, profit sharing, savings or retirement benefits to, or for the benefit of, any active, former or retired service provider of Anagram or their spouses or dependents are set forth in
Schedule 3.14 (collectively, the "Plans").
- -------------

           (d) Anagram has made available to Avant! or their counsel complete and accurate copies of each Plan. Anagram has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted, or distributed all notices and reports to employees required to be filed, posted, or distributed with respect to each Plan, except where the failure to so comply will not have a material and adverse affect on Anagram's Business Condition. Each Plan has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws currently in effect, including ERISA and the Code, and including but not limited to, amendments to Section 401(a) of the Code enacted by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, and the Omnibus Budget Reconciliation Act of 1989.

           (e) Anagram has not violated in any material respect any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Time of Closing.

           (f) There are no "reportable events" under Section 4043 of ERISA with respect to any pension benefit plan within the meaning of Section 3(2) of ERISA, subject to Title IV of ERISA, and Anagram has not incurred any liability under Title IV of ERISA in connection with the termination of any pension benefit plan or the complete or partial withdrawal from any multiemployer plan within the meaning of Section 3(37) of ERISA.

     3.15  Major Contracts.  Except as set forth in Schedule 3.15, Anagram is
           ---------------                          -------------
not a party to or subject to:

           (a) Any union contract or any employment or consulting contract or arrangement other than stock option or stock purchase agreements or proprietary information agreements, written or oral with any director, officer or affiliate;

           (b) Any original equipment manufacturer agreement, distribution agreement, volume or quantity purchase agreement or other similar agreement, or joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of profits with other persons or provides for payments of more than $10,000 per annum;

           (c) Any lease for real or personal property involving payments of more than $10,000 per annum;

           (d) Any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

           (e) Any license agreement over $500,000, either as licensor or licensee;

           (f) Any contract containing covenants purporting to limit the freedom of Anagram to compete in any line of business in any geographic area;

           (g) Any agreement of indemnification, except indemnification provided in the ordinary course of business for officers and directors pursuant to applicable corporate law;

           (h) Any agreement, contract or commitment relating to capital expenditures involving payments of more than $50,000 per annum;

           (i) Any agreement, contract or commitment relating to the disposition or acquisition by Anagram of any assets (other than Inventory) or any Anagram Intellectual Property Rights (as defined in Section 3.17 below), other than nonexclusive end user license grants in the ordinary course of business;

           (j) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, or warranty obligations on the part of Anagram, except arrangements entered into in the ordinary course of business;

           (k) Any agreement for the provision of products or securities to any Governmental Entity, except customer agreements entered into in the ordinary course of business;

           (l) Any agreement requiring a commitment of Anagram resources or personnel to market, distribute or license products or technology, whether on a best-efforts basis or otherwise, except customer agreements entered into in the ordinary course of business;

           (m) Any other agreement, contract, letter of intent, memorandum of understanding or commitment that is material to Anagram;

           (n) Service contracts in excess of $100,000 for products and contracts relating to material amounts of deferred revenues; or

           (o) Any sole or limited source supplier agreements (written or oral).

           Except as set forth on Schedule 3.15, to Anagram's knowledge each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which Anagram is a party or by which it is bound as set forth in Schedule 3.15 (or required to be set forth in Schedule 3.15) (i) is valid and binding on Anagram, (ii) is in full force and effect, (iii) has not been breached by Anagram or to Anagram's knowledge any other party thereto in a manner that is material and adverse to the Business Condition of Anagram, and (iv) contains no liquidated damages, indemnification obligation, penalty or similar provision. To Anagram's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Anagram is not aware of any facts from which it should reasonably conclude that it will not be able to perform in all material respects the obligations required to be performed by it subsequent to the date hereof under each such agreement.

     3.16  Taxes.
           -----

           (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Anagram (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date), all such Tax Returns were or will be complete and accurate as filed, and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Anagram Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through June 30, 1996 and Anagram has not and will not incur any Tax liability in excess of the amount reflected on its June 30, 1996 balance sheet included in the Anagram Financial Statements with respect to such periods, other than Taxes incurred in the ordinary course of its business following June 30, 1996, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after June 30, 1996 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Anagram Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since June 30, 1996 has been incurred by Anagram other than in the ordinary course of business and adequate provision has been made by Anagram for all Taxes since that date in accordance with GAAP on at least a quarterly basis. Anagram has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. To the knowledge of Anagram, no Tax Returns filed with respect to Taxable years of Anagram through the Taxable year ended December 31, 1995 in the case of the United States, have been examined and closed. Anagram (or any member of any affiliated or combined group of which Anagram has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Anagram) investigation now pending or (to the knowledge of Anagram) threatened against or with respect to Anagram in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Anagram, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Anagram, materially and adversely affect the liability of Anagram for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Anagram. Anagram has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Anagram is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Anagram nor any person on behalf of Anagram has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Anagram. None of the assets of Anagram is property that Anagram is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Anagram directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Anagram is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Anagram has not made and will not make a deemed dividend election under Treas. Reg. (S)1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Anagram has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Anagram shareholder is other than a United States person within the meaning of the Code. Anagram does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Anagram has not engaged in a trade or business within any foreign country. Apart from Anagram's election to be treated as an S corporation, all material elections with respect to Anagram's Taxes made during the fiscal years ending, December 31, 1993, 1994 and 1995 are reflected on the Anagram Tax Returns for such periods, copies of which have been provided or made available to Avant!. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Avant!, which consent will not be unreasonably withheld or delayed. Anagram is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Anagram is not currently and never has been subject to the reporting requirements of
Section 6038A of the Code. There is no agreement, contract or arrangement to which Anagram is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4), 162 (other than 162(a)) or 404 of the Code. Anagram is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Anagram nor does Anagram owe any amount under any such Agreement. Anagram has previously provided or made available to Avant! true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Avant!, prior to or following the date hereof, presently existing information statements and reports. Anagram is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Anagram has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. For purposes of this Agreement, the following terms have the following meanings:
"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term "Anagram" means Anagram and any entity included in, or required under GAAP to be included in, any of the Anagram Financial Statements.

     3.17  Intellectual Property.
           ---------------------

          (a)  Except as otherwise set forth in Schedule 3.17, Anagram owns,
                                                -------------
or is licensed or otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all mask works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used in the business of Anagram as currently conducted or in connection with products currently under development without any conflict or infringement of the rights of others (collectively, the "Anagram Intellectual Property Rights"). All of the trademarks, trade names, service marks and copyrights included in such Anagram Intellectual Property Rights are set forth in Schedule 3.17. Anagram has no
                                              -------------
patents, patent applications or copyright registrations.

          (b)  Schedule 3.17 also lists (i) all patents and patent applications
               -------------
and all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Anagram Intellectual Property Rights, and specifies the jurisdictions in which each such Anagram Intellectual Property Right has been registered, including the respective registration numbers; and (ii) other than end user licenses entered into in the ordinary course of business, all licenses, sublicenses and other agreements as to which Anagram is a party and pursuant to which Anagram or any other person is authorized to use any Anagram Intellectual Property Right. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by Anagram to Avant!.

          (c) Anagram is not in violation in any material respect of any license, sublicense or agreement described in Schedule 3.17. As a result of the
                                              -------------
execution and delivery of this Agreement or the performance of Anagram's obligations hereunder, Anagram will not be in violation in any material respect of any license, sublicense or agreement described in Schedule 3.17, or lose or
                                                     -------------
in any way impair any rights pursuant thereto.

           (d) Anagram is the absolute owner or a nonexclusive or exclusive licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Anagram Intellectual Property Rights and has rights to the use, sale, license or disposal thereof in connection with the services or products in respect of which the Anagram Intellectual Property Rights are being used or proposed to be used in connection with products currently under development.

           (e) No claims with respect to the Anagram Intellectual Property Rights have been asserted to Anagram, or to Anagram's knowledge, are threatened by any person, and Anagram knows of no claims (i) to the effect that Anagram infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Anagram to use, sell, license or dispose of any Anagram Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Anagram Intellectual Property Rights.

           (f) To Anagram's knowledge, all trademarks, service marks, and other company, product or service identifiers held by Anagram are valid and subsisting.

           (g) To Anagram's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Anagram Intellectual Property Rights by any third party, including, without limitation, any service provider of Anagram; Anagram has not been sued or charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights;

and Anagram does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

           (h) No Anagram Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Anagram. Anagram has not entered into any agreement to indemnify any other person against any charge of infringement of any Anagram Intellectual Property Right, except in the ordinary course of business. Anagram has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Anagram Intellectual Property Right. Anagram has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Anagram Intellectual Property Rights developed or owned by Anagram.

     3.18  Employee Agreements.  To Anagram's knowledge, no service provider of
           -------------------
Anagram is in violation of any term of any judgment, decree or order, or any term of an employment contract (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with Anagram or any other party (including prior employers), because of the nature of the business now conducted by Anagram. Each current and former service provider of Anagram has executed a proprietary information and inventions agreement (or similar agreement) with Anagram in the form then being used by Anagram, all of which forms have been attached to Schedule 3.18.
            -------------

     3.19  Restrictions on Business Activities.  Except as set forth in
           ------------------------------------
Schedule 3.19, there is no agreement, judgment, injunction, order or decree
- -------------
binding upon Anagram or which has or could reasonably be expected to have the effect of prohibiting or significantly impairing any business practice of Anagram, any acquisition of property by Anagram, or the continuation of the business of Anagram as currently conducted.

     3.20  Title to Properties; Absence of Liens and Encumbrances: Condition of
           --------------------------------------------------------------------
Equipment.
- ---------

           (a)  Anagram does not own any real property.

           (b) All of the existing Anagram Real Property leases have been previously delivered to Avant!. Schedule 3.20 sets forth a complete and accurate
                                -------------
list of all real property leased by Anagram.

           (c) Anagram owns or has valid leasehold interests in all of its tangible properties and assets, real personal and mixed, used in its business, free and clear of any liens (other than liens for Taxes that are not yet delinquent), charges, pledges, security interests or other encumbrances, except as reflected in the Anagram Financial Statements and except for such imperfections of title and encumbrances, if any, that are not substantial in character, amount or extent, and that do not and are not reasonably likely to materially detract from the value, or interfere with the use, as presently conducted, of the property subject thereto or affected thereby. Anagram has delivered to Avant! correct and complete copies of each lease identified in
Schedule 3.20 and such lease(s) are valid and enforceable by Anagram in accordance with their terms. Anagram has received no notice that, and no circumstance exists which, with the passage of time or the giving of notice could constitute a default under, any such lease(s). No consent of any party is required to any lease of which Anagram is a party as a consequence of the Merger.

           (d) Each item of machinery and equipment (the "Equipment") owned or leased by Anagram is listed in Schedule 3.20, except such Equipment which
                               -------------
individually has a net book value of
less than $5,000. The Equipment is (i) adequate for the conduct of the business of Anagram consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (in) in good operating condition, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

           (e) Since June 30, 1996, there has not occurred any transfer of title other than in the ordinary course of business, any material abandonment, or any material pilferage or any other material loss with respect to, any of its property, plant or equipment.

           (f)  Schedule 3.20 also contains a true and correct list of all of
                -------------
the physical assets (including fixed assets) having a net book value in excess of $5,000 owned or leased by Anagram or on consignment. All improvements on leased property used in the business of Anagram and the present use thereof are performed in all material respects in accordance with all applicable laws. The net book value of any fixed assets used in Anagram's business has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

     3.21  Governmental Authorizations and Licenses.  Schedule 3.21 sets forth
           ----------------------------------------   -------------
all of Anagram's licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the Government Licenses). Anagram is in compliance in all material respects with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses. The Government Licenses are in full force and effect. There is not now pending, nor, to Anagram's knowledge, is there threatened, any action, suit, investigation or proceeding against Anagram before any Governmental Entity (as defined in Section 3.22 below) with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Anagram of the terms of any Government License or any rule or regulation applicable thereto.

     3.22  Environmental Matters.
           ---------------------

           (a) For purposes of this Section 3.22, the following terms shall have the following meanings:

           "Court Order" shall mean any judgment, order, award or decree of any foreign, federal, provincial, state, local or other court or tribunal, or any Governmental Entity, and any award in any arbitration proceeding.

           "Disposal Site" shall mean landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

           "Environmental Encumbrance" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in favor of any Governmental Entity for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of a Hazardous Material into the environment.

           "Environmental Laws" shall mean all Requirements of Laws that relate to any Hazardous Material, any Hazardous Materials Activities or the use, handling, transportation, production, spin, lead pumping, injection, deposit, disposal discharge, Release, threatened Release, migration, emission, sale or storage of, or the exposure of any person to, a Hazardous Material

           "Governmental Permits" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Entity.

           "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any Requirement of Law or that is designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

           "Hazardous Materials Activities" shall mean the use, handling, transportation, distribution, sale, Release or threatened Release of, or Remedial Action concerning any Hazardous Material, performed in connection with Anagram's business or the Real Property.

           "Real Property" shall mean real property now or at any time in the past owned or leased by Anagram or any predecessors.

           "Release" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material in, on, under or through the Real Property or the air, soil, surface water, ground water or improvements thereof.

           "Remedial Action" shall mean any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of a Hazardous Material existing on the Real Property or in, on, under or through the air, soil, ground water, surface water or improvements thereof. "Requirements of Laws" shall mean any laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions' decrees, orders, permits, approvals, treaties or protocols enacted, adopted, issued or promulgated by any Governmental Entity (including, without limitation, those pertaining to electrical building, zoning, environmental and occupational safety and health requirements) or common law in effect on the date hereof.

           (b)  Except as set forth in Schedule 3.22,
                                       -------------

                (i) Anagram complies in all material respects with all applicable Environmental Laws;

                (ii) Anagram has obtained all material environmental health and safety Governmental Permits necessary for its operation or required by any Environmental Laws, all such Governmental Permits are in good standing, and Anagram is in compliance in all material respects with all terms and conditions of such permits;

                (iii) to Anagram's knowledge, none of Anagram nor any of the Real Property or present or past Anagram operations is subject to any pending or ongoing investigation by notice or order from or agreement with any person with respect to (A) any claim of Environmental Law, (B) any Remedial Action or (C) any claim of losses and expenses arising from the Release or threatened Release of a Hazardous Material;

                (iv) Anagram is not subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law;

               (v) Anagram has not filed, and Anagram does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law;

               (vi) to Anagram's knowledge, there is not now, and there has never been, on or under any Real Property; (A) any underground storage tank or surface impoundment; or (B) any landfill or waste pile that either is or was used to dispose or store any Hazardous Material or contains or contained of Hazardous Material;

               (vii) Anagram has not received any notice of claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Hazardous Material into the environment or any Hazardous Materials Activities from or on any Real Property;

               (viii) Anagram is not aware of any Environmental Encumbrance on any Real Property;

               (ix) to Anagram's knowledge, any asbestos-containing material that is on or part of any Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

               (x) none of the products Anagram manufactures, distributes or sells or has manufactured, distributed or sold in the past, contains substantial amounts of asbestos containing material;

               (xi) to Anagram's knowledge, no Hazardous Material is present on Real Property;

               (xii) Hazardous Materials Activities (A) have been conducted in compliance with applicable Environmental Laws, and (B) have not resulted in the exposure of any person to a Hazardous Material in a manner that has or will cause an adverse health effect to such person;

               (xiii) no Court Order, action, proceeding, liability or claim exists or, to Anagram's knowledge, is threatened, against any Disposal Site used by Anagram or against Anagram with respect to any transfer or release of Hazardous Materials by Anagram to a Disposal Site used by Anagram, and there is no valid basis for such claim based on any conduct of Anagram;

               (xiv) Anagram is not aware of any fact or circumstance that is reasonably expected to involve Anagram in any environmental litigation or impose upon Anagram any environmental liability that would have a material and adverse effect on the Business Condition of Anagram; and

               (xv) Anagram has no records pertaining to environmental audits or environmental assessments of any Real Property.

     3.23  Insurance.  Schedule 3.23 lists all insurance policies and fidelity
           ---------   -------------
bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Anagram, and the amounts of coverage under each such policy and bond of Anagram. Anagram has not been refused any requested coverage and no claim made by Anagram has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Anagram is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Anagram is in compliance in all material respects with each of such policies. Anagram does not know of any threatened termination of, the invalidation of any coverage of or premium increase with respect to, any of such policies.

     3.24  Labor Matters.  Anagram is in compliance in all material respects
           -------------
with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and Anagram is not engaged in any unfair labor practice. Anagram has not received any notice from any Governmental Entity; and, to Anagram's knowledge, there has not been asserted before any Governmental Entity, any claim action or proceeding to which Anagram is a party or involving Anagram, and there is neither pending nor, to Anagram's knowledge, threatened any investigation or hearing concerning Anagram arising out of or based upon any such laws, regulations or practices. There are no strikes or labor disputes pending or threatened by or any attempts at union organization of any Anagram employees. No employee or group of employees whose continued services are material to Anagram business as presently conducted and as intended to be conducted with regard to products currently under development has terminated employment and, to Anagram's knowledge, there is none that intends to do so.

     3.25  Reserved
           --------

     3.26  Personnel.  Set forth on Schedule 3.26 is a true and complete list
           ---------                -------------
identifying all current directors, officers, regular and temporary employees, independent contractors and consultants of Anagram, including, without limitation, all officers of Anagram, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person. None of such service providers whose annual base compensation exceeds $50,000 has indicated to Anagram a present intention to resign or retire. The employment of each of Anagram's employees is at-will employment. Anagram does not have any obligation
(i) to provide any particular form or period of notice prior to termination or
(ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any Anagram employees or other service providers in connection with the Merger, as a result of any Anagram agreement, plan or program. Anagram has not entered into any consulting agreements with any service provider who owes services to or are owed compensation by Anagram for services provided.

     3.27  Questionable Payments.  Neither Anagram nor any director, officer or
           ---------------------
other employee, agent or representative of Anagram has (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of Anagram; or (b) made any political contributions that would not be lawful under the laws of the United States or the foreign country in which such payments were made. Neither Anagram nor any director, officer or other employee, agent or representative of Anagram or any customer or supplier of any of them has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Anagram or with respect to any political contribution.

     3.28  Third-Party Consents.  Except as set forth in Schedule 3.28 and
           --------------------                          -------------
except for approval of the Merger by Anagram's shareholders, no consent or approval is needed from any third party in order to effect the Merger or any of the transactions contemplated hereby, or those that a third party has, to

Anagram's knowledge, decided are necessary to avoid the loss of rights to use Anagram Intellectual Property Rights.

     3.29  Related Party Transactions.  Except as set forth in Schedule 3.29, no
           --------------------------                          -------------
employee, officer or director of Anagram or member of his or her immediate family is indebted to Anagram, nor is Anagram indebted (or committed to make loans or extend or guarantee credit) to or subject to a guarantee from any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which Anagram is affiliated or with which Anagram has a business relationship, or any firm or corporation that competes with Anagram, except that the employees, officers or directors of Anagram and members of their immediate families may own stock in publicly traded companies that may compete with Anagram. No member of the immediate family of any officer or director of Anagram is directly interested in any contract with Anagram.

     3.30  Customers. Schedule 3.30 sets forth a list of the names of the ten
           ---------  -------------
(10) largest customers of Anagram during the past twelve (12) months (determined on the basis of revenues and expenses, respectively, during such period). Anagram has not been informed by any of such customers that such customer has terminated, or intends to reduce or terminate the use of Anagram products.

     3.31  Bank Accounts and Powers of Attorney.  Set forth in Schedule 3.31 is
           ------------------------------------                -------------
an accurate and complete list showing (a) the name and address of each bank in which Anagram has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from Anagram and a summary statement of the terms thereof.

     3.32  Products. There are no known defects in the design or technology
           --------
embodied in any product which Anagram markets or has marketed in the past that impair or are likely to impair the intended use of the product or injure any consumer of the product or third party, except that warranty claims may arise in the normal course of business for products shipped prior to the Closing Date in an aggregate amount of no more than the warranty reserves established on the most recent balance sheet of Anagram provided to Avant!. Anagram has delivered to Avant! copies of its warranty policies and all outstanding warranties or guarantees relating to any of Anagram's products other than warranties or guarantees implied by law. Anagram is not aware of any claim asserting (a) any damage, loss or injury caused by any product, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product other than standard warranty obligations (to replace, repair or refund) made by Anagram in the ordinary course of business, except for those claims that, if adversely determined against Anagram, would not have a material and adverse effect on Anagram's Business Condition.

     3.33  Brokers or Finders; Professional Fees.  No third party shall be
           -------------------------------------
entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Anagram or any shareholder of Anagram.

     3.34  Permit.  The information provided by Anagram or Anagram's
           ------
representatives in connection with the preparation of the Hearing Documents by Avant! shall be true and correct in all material respects and shall not state or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                               OF Avant! AND SUB

     Avant! and Sub represent and warrant to Anagram and the shareholders of Anagram that the representations and warranties set forth below shall be true and correct as of the date hereof. As used in this Agreement, (a) Business Condition with respect to Avant! shall refer to Avant! and all of its subsidiaries taken as a whole and shall mean the financial condition, business as presently conducted, results of operations and assets of Avant! and all of its subsidiaries taken as a whole; and (b) a disclosure or result will be deemed "material and adverse" only if, individually or when aggregated with other disclosures or results, it gives rise to a substantial diminution in the value of Avant! and its subsidiaries taken as a whole.

     4.1  Organization; Standing and Power.  Each of Avant! and Sub is a
          --------------------------------
corporation duly organized, validly existing and in good standing under the laws of its respective state or province of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Avant! is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on Avant!'s Business Condition.

     4.2  Authority.
          ---------

          (a) Avant! and Sub have all requisite corporate power and authority to enter into this Agreement and the Related Agreements, to execute, deliver and perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Avant! and Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Avant! and Sub, including approval by their respective Boards of Directors and the stockholders of Sub. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Avant! and Sub enforceable against Avant! and Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b)  Subject to satisfaction of the conditions set forth in Article
VI hereto, the execution and delivery of this Agreement and the Related Agreements do not and the performance and consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Avant! or Sub or their respective properties or assets, or conflict with or result in any conflict with, breach or violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Avant! or Sub pursuant to (i) any provision of their respective Certificate or Articles of Incorporation or Bylaws, or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Avant! or Sub is a party or by which Avant! or Sub or any of their respective property or assets may be bound or affected.

          (c) No consent, approval, order or authorization of, or registration, declaration, qualification, or filing of or with, any Governmental Entity is required by or with respect to Avant! or Sub in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation by Avant! and Sub of the transactions contemplated hereby, except for (i) the filing of documents with, and the obtaining of orders from, the various securities or "blue sky" authorities, (ii) the making of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as are required in connection with the transactions contemplated by this Agreement, and
(iii) the filing of the Agreement of Merger with the appropriate documents with the relevant governmental authorities.

     4.3  Valid Issuance of Shares of Common Stock of Avant!.  The Shares of
          --------------------------------------------------
Avant! Common Stock, when issued, sold and delivered to the shareholders and optionholders of Anagram in accordance with the terms hereof for the consideration described herein, will be duly and validly issued, fully paid and non-assessable and will be issued in compliance with all applicable securities laws and will be free and clear of any liens, claims, encumbrances or restrictions other than liens or encumbrances created by or imposed upon the holders hereof.

     4.4  Avant! Financial Statements.  The financial statements of Avant!
          ---------------------------
included in the Registration Statement on Form S-1, as amended, and the annual, quarterly or other reports filed on or prior to the Closing Date by Avant! with the Securities and Exchange Commission (the "SEC") (the "Avant! Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements as permitted by published rules and regulations of the SEC) and fairly present the consolidated financial position of Avant! and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments). There has been no change in Avant!'s accounting policies or estimates, except as described in the notes to the Avant! Financial Statements. There has been no material and adverse change in Avant!'s Business Condition subsequent to June 30, 1996.

     4.5  Litigation.  There is no action, suit, proceeding, arbitration,
          ----------
investigation pending against Avant! that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Except as set forth in the Avant! Reports (as defined below) or in Schedule 4.5.
                                                                   ------------
Avant! is not aware of any other pending or threatened action, suit, proceeding, investigation or claim, or any reasonable basis therefor, that individually or in the aggregate would reasonably be expected to have a material and adverse effect on Avant!'s Business Condition.

     4.6  Reports.  Avant! has previously furnished or made available to Anagram
          -------
complete and accurate copies, as amended or supplemented, of (i) its Registration Statement on Form S-1, as amended, filed with the SEC, (ii) its Quarterly Reports on Form 10-Q filed with the SEC since Avant! became obligated to file such reports and (iii) all reports and filings made with the SEC since Avant! became obligated to file such reports (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Avant! Reports"). As of their respective dates, the Avant! Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Avant! Reports comply in all material respects with the rules and regulations promulgated by the SEC. Avant! has made all filings required under the rules and regulations promulgated by the SEC.

     4.7  Restrictions on Business Activities.  There is no agreement, judgment,
          -----------------------------------
injunction, order or decree binding upon Avant! that has or could reasonably have the effect of prohibiting or significantly impairing any business practice of Avant!, any acquisition of property by Avant!, or the continuation of the business of Avant! as currently conducted or as currently proposed to be conducted.

     4.8  Brokers or Finders; Professional Fees.  No third party shall be
          -------------------------------------
entitled to receive any brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Avant! or Sub.

     4.9  Conduct in the Ordinary Course.  Since June 30, 1996, there has not
          ------------------------------
occurred any amendments or changes in the charter or Bylaws of Avant! or any agreement or arrangement made by Avant! to do the same.

     4.10  Third-Party Consents.  No consent or approval is needed from any
           --------------------
third party in order to enable Avant! and Sub to effect the Merger or any of the transactions contemplated hereby.

     4.11  Permit.  The Hearing Documents, as defined in Section 5.4 of this
           ------                                        -----------
Agreement, as of the date they are filed and as of the date of the Anagram shareholder approval, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. The Hearing Documents will comply in all material respects with the rules and regulations pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended; provided, however, the representations and warranties set forth in this Section 4.11 do not apply to statements or
                             ------------
omissions in the Hearing Documents based upon information furnished to Avant! or Avant!'s legal counsel by Anagram or Anagram's legal counsel for use in such Hearing Documents.

                                   ARTICLE V

                  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                          TIME; ADDITIONAL AGREEMENTS

     5.1  Conduct of Business of Anagram.  During the period from the date
          ------------------------------
hereof and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, Anagram shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use its best efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensers, licensees, and others with whom it has business dealings, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Anagram shall promptly notify Avant! of any material event or occurrence not in the ordinary course of business of Anagram, and any event that could have a material and adverse effect on the Business Condition of Anagram. Except as expressly contemplated by this Agreement, Anagram, without the prior written consent of Avant! or Sub shall not:

          (a) Accelerate, amend or change the period of exercisability of options, warrants, stock or purchase rights or authorize cash payments in exchange therefor or perform any actions that could prohibit the pooling of interests accounting treatment;

          (b) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six (6) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Avant!, to purchase fixed assets with an aggregate purchase price exceeding $10,000;

          (c) Grant any severance or termination pay to any service provider, except in the ordinary course of business consistent with past practice or mandatory payments made pursuant to standard written agreements outstanding on the date hereof (with any such agreement or arrangement to be disclosed in
Schedule 3.18);
- -------------

          (d) Transfer to any person or entity any rights to the Anagram Intellectual Property Rights, except licenses of Intellectual Property Rights in connection with the sale of Anagram products in the ordinary course of business consistent with past practice;

          (e) Enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of Anagram;

          (f) Except in the ordinary course of business with prior notice to Avant!, violate, amend or otherwise modify, in any material respect, the terms of any contract listed in Schedule 3.15;
                          -------------
          (g) Except with prior consultation with Avant!, commence a lawsuit other than for the routine collection of bills;

          (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Anagram Capital Stock, or split, combine or reclassify any of its Common Stock or issue or authorize the issuance of other securities in respect of, in lieu of, or in substitution for shares of Anagram Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Anagram Capital Stock except as set forth in the Anagram Disclosure Schedule, pursuant to the exercise of outstanding Anagram Options or pursuant to repurchases of Common Stock at cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to Anagram;

          (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of Anagram capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Anagram Capital Stock upon the exercise of Anagram Options;

          (j) Cause or permit any amendments to Anagram's charter or Bylaws, or take any action or make any filings with any federal or state regulatory agency or department that would modify or alter Anagram's corporate, legal or regulatory status in any material respect;

          (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business Condition of Anagram, except as in accordance with its existing capital budget previously disclosed to Avant!, to purchase fixed assets with an aggregate purchase price exceeding $10,000;

          (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business;

          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (n) Adopt or amend any plan, or enter into any employment contract, pay any special bonus or special remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under normal employee review cycles or pursuant to Anagram's existing bonus plans, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by Anagram to any of its service providers, except in the ordinary course of business, consistent with past practice, or for changes pursuant to employment agreements in effect as of the date hereof or changes in position;

          (o) Re-value in any material respect any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

          (p) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Anagram Financial Statements;

          (q) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Avant! shall not unreasonably withhold or delay approval of any of the foregoing actions;

          (r) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice, including the forming, financing or contributing any property to any business entity;

          (s) Fail to pay or otherwise satisfy its monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

          (t)  Waive or commit to waive any rights of substantial value;

          (u) Cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any insurance policy;

          (v) Alter, or enter into any commitment to alter, in any material respect its interest in any corporation, association, joint venture, partnership or business entity in which Anagram directly or indirectly holds any interest on the date hereof;

          (w) Pay its employees bonuses, other than in the ordinary course of business, or any other extraordinary payments to its employees or shareholders, including, without limitation, dividends or other distributions with respect to its outstanding capital stock;

          (x) Issue any new options, warrants or any instruments to purchase the Company's capital stock; or

          (y) Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties or covenants of Anagram contained in this Agreement untrue or incorrect.

          Notwithstanding the provisions of this Section 5.1, Anagram may issue, pursuant to outstanding offer letters, options to acquire up to 50,000 shares of Anagram Common Stock.

     5.2  Access to Information; Provision of Interim Financial Statements.
          ----------------------------------------------------------------

          (a) Anagram shall afford Avant! and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Effective Time of the Merger or the termination of this Agreement to (i) all properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel as may reasonably be requested, provided that any information provided pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party herein. Anagram shall cause Anagram's accountants to cooperate with Avant! in auditing the financial statements of Anagram's business, including but not limited to, executing any and all customary representation or other letters or agreements required by Avant!'s accountants. Anagram shall cause Anagram's accountants to consent in writing or agree to consent in writing on a timely basis to the inclusion of Anagram's financial statements in any registration statement or in any report to be filed with the SEC.

          (b) Anagram shall provide Avant! with an unaudited monthly balance sheet, income statement and statement of cash flows within fifteen (15) days of each month-end prior to the Effective Time of the Merger as well as copies of such other internal financial statements as may be requested by Avant!.

          (c) Anagram shall provide Avant! with all information necessary for the preparation of any documents or filings prepared by Avant! to be filed with the SEC and any applicable securities or blue sky commissions.

          (d) Each party shall use its respective best efforts to not take any actions that would hinder Avant! from being able to account for the Merger on a pooling of interests basis.

     5.3  Company Shareholders' Consent.  Anagram shall solicit the consent of
          -----------------------------
its shareholders as promptly as practicable after the date hereof for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby, and shall use its best efforts to obtain such approval.

     5.4  Fairness Hearing and Permit.  Avant! and Anagram shall prepare an
          ---------------------------
Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, a related Notice of Hearing and a proxy statement and other disclosure materials (the

"Disclosure Document") to be supplied to the shareholders of Anagram in connection with the transactions contemplated hereby (collectively, the "Hearing Documents"). Avant! and Anagram will file the Disclosure Document and the Hearing Documents as promptly as practicable with the California Department of Corporations and request a hearing on the fairness of the Merger pursuant to
Section 25142 of such California Corporate Securities Law. Avant! and Anagram will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a permit to such effect by the California Department of Corporations as a result of such hearing, but they shall in no event be required to alter the terms of the Merger in order to obtain such finding and issuance.

     5.5  Exclusivity; Acquisition Proposals.  Until the earlier of (i) the
          ----------------------------------
Closing or (ii) the termination of this Agreement:

          (a) Anagram shall not knowingly, and shall not knowingly cause or permit, directly or indirectly, through any officer, director, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

               (i) Solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Exchange
Act) or other person or entity, individually or collectively (including, without limitation, any managers or other employees of Anagram or any affiliates), other than Avant! and Sub (a "Third Party"), relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, Anagram or any merger, consolidation or business combination with Anagram;

               (ii) Participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to Anagram in connection with any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, Anagram or any merger, consolidation or business combination with Anagram; or

               (iii) Otherwise knowingly cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase of all or any portion of the assets of, or any equity interest in, Anagram, or any merger, consolidation or business combination with Anagram.

          (b) In the event Anagram receives prior to termination of this Agreement any offer or indication of interest from any Third Party relating to any acquisition or purchase of all or any portion of the assets of, or any equity interest in, Anagram or any merger, consolidation or business combination with Anagram, Anagram shall promptly notify Avant! and Sub in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

          (c) Anagram shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

     5.6  Breach of Representations, Warranties, Agreements and Covenants.
          ---------------------------------------------------------------
Each of Avant!, Sub and Anagram shall use its respective best efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, each party shall give detailed notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     5.7  Consents.  Each of Avant! and Anagram shall promptly apply for or
          --------
otherwise seek and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and Anagram shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Anagram's agreements, contracts, licenses or leases in connection with the Merger, except such consents and approvals which are not material to the Business Condition of Anagram (the existence of which Anagram shall have notified Avant! of) or which Avant! and Anagram agree Anagram shall not seek to obtain.

     5.8  Best Efforts.  If applicable, each of Avant! and Anagram shall use
          ------------
best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

     5.9  Legal Conditions to the Merger.
          ------------------------------

          (a) Anagram shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on Anagram with respect to the Merger and will promptly cooperate with and furnish information to Avant! in connection with any such requirements imposed upon Avant! or Sub in connection with the Merger. Anagram shall take all reasonable actions to obtain (and to cooperate with Avant! and Sub in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Anagram (or by Avant! or Sub) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Anagram deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Anagram deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Anagram deems advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

          (b) Each of Avant! and Sub shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the Merger and will promptly cooperate with and furnish information to Anagram in connection with any such requirement imposed upon Anagram or any subsidiary of Anagram in connection with the Merger. Avant! and Sub shall take all reasonable actions to obtain (and to cooperate with Anagram in obtaining) any consent, authorization order or approval of, or exemption by, any Governmental Entity required to be obtained or made by Avant! or Sub (or by Anagram or any of its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Avant! and Sub deem advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Avant! and Sub deem advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Avant! and Sub deem advisable in good faith, required by any Governmental Entity, and to fulfill all conditions to this Agreement.

     5.10  Public Announcements.  Avant! and Anagram will make joint
           --------------------
announcements to employees and the public after the execution of this Agreement. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases or public statements concerning the Merger and will not make any such announcement, release or statement to any party who is not entitled to have knowledge of the Merger without the other's prior written consent (which consent shall not be unreasonably withheld); provided, however, that Avant! may make any public statement concerning the Merger without Anagram's consent, after it has used reasonable efforts to obtain Anagram's consent, and in the opinion of counsel for Avant!, such statement or announcement is required or advisable to comply with applicable law.

     5.11  Affiliates Agreement and Continuity of Interest Certificate. The
           -----------------------------------------------------------
shareholders of Anagram listed on Schedule 5.11 are, in Anagram's reasonable
                                  -------------
judgment, the only "affiliates" of Anagram within the meaning of Rule 145 (each such person, together with the persons identified below, an "Affiliate") promulgated under the Securities Act of 1933, as amended (the "Securities Act") ("Rule 145"). Anagram shall use its best efforts to deliver or cause to be delivered to Avant!, concurrently with the execution of this Agreement, from each of the Affiliates of Anagram who are directors or officers of Anagram, and concurrently with or promptly following execution of this Agreement from each other Affiliate, an Affiliates Agreement and Continuity of Interest Certificate in the forms attached hereto as Exhibit 5.11(a) and Exhibit 5.11(b). Avant! and
                                ---------------     ---------------
Sub shall be entitled to place appropriate legends on the certificates evidencing any Avant! Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and the Agreement of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Avant! Common Stock, consistent with the terms of such Affiliates Agreement and Continuity of Interest Certificate.

     5.12  Expenses.  All costs and expenses incurred in connection with this
           --------
Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including fees of any finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expense. All parties to this Agreement acknowledge and agree that the legal fees and expenses of Wilson, Sonsini, Goodrich & Rosati, P.C. in connection with the transactions contemplated hereby are being performed as counsel to Anagram and shall be paid by Anagram prior to the Closing in the amount of $125,000 plus reasonable out of pocket expenses.

     5.13  Information to be Supplied.  All information supplied by Anagram,
           --------------------------
Avant! and Sub for inclusion in the Anagram shareholder solicitation materials as described in Section 5.3 above, the Hearing Documents, and any other
                -----------
solicitation materials relating to the Merger or relating to any offering of securities by Avant! shall not contain any untrue statement of fact and shall not omit to state any fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.14  Registration of Avant! Stock Issuable With Respect to Assumed Anagram
           ---------------------------------------------------------------------
Options.  As soon as practicable after the Effective Time of the Merger, but in
- -------
accordance with the other provisions of this Agreement, Avant! shall cause the shares of Avant! Common Stock issuable pursuant to Section 2.1(d) above with respect to the Assumed Anagram Options to be registered pursuant to the Securities Act and such registration shall remain effective for so long as Avant! has other effective registrations or is required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

     5.15  Pooling of Interests Transaction.  Upon the execution of this
           --------------------------------
Agreement, KPMG Peat Marwick LLP ("KPMG"), shall have delivered to Avant!, an opinion, in form and substance satisfactory to Avant!, that the Merger would qualify as a pooling of interests transaction for financial reporting purposes were the Merger to close as of the date hereof and as of the Closing Date.

     5.16  Reserved.
           --------

     5.17  Reserved.
           --------

     5.18  Schedules.  From time to time prior to the Closing Date, each of
           ---------
Avant! and Anagram will promptly supplement or amend the Anagram or Avant! Disclosure Schedules, as the case may be, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Anagram or Avant! Disclosure Schedules, as the case may be, or that is necessary to correct any information in the Anagram or Avant! Disclosure Schedules, as the case may be, or in any representation and warranty of each of Avant!, and Anagram that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles III and IV, and in order to determine the fulfillment of the conditions set forth in Sections 6.2(a) and 6.3(a), the Anagram or Avant! Disclosure Schedules, as the case may be, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however that for the purpose of determining the availability of rights to indemnification under Article VII below or otherwise, such revised Anagram or Avant! Disclosure Schedules, as the case may be, shall be deemed to include all information contained in such revised Anagram or Avant! Disclosure Schedules, as the case may be.

     5.19  Indemnification.
           ---------------

           (a) From and after the Effective Time, Avant! and the Surviving Corporation jointly and severally shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Anagram (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Anagram's Articles of Incorporation and Bylaws and Indemnification Agreements in effect on the date hereof; provided that such indemnification shall be subject
                           --------
to any limitation imposed from time to time under applicable law. The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

           (b) If Avant! or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that such successors or assigns of Avant! or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.19.

     5.20  Certain Benefit Plans. Subject to compliance with pooling-of-interest
           ---------------------
accounting treatment of the Merger, Avant! shall take such reasonable actions as are necessary to allow eligible employees of Anagram to participate in the benefit programs of Avant!, or alternative benefits programs substantially comparable to those applicable to employees of Avant! on similar terms, as soon as practicable after the Effective Time. For purposes of satisfying the terms and conditions of such programs, Avant! shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with Anagram.

     5.21  Anagram Registration. In the event that a Permit is not issued by the
           --------------------
California Department of Corporations as described in Section 5.4 of this Agreement, or in the case the shares of

Avant! Common Stock issued pursuant to this Merger (the "Merger Shares") are not freely tradeable pursuant to Rule 145(d) promulgated under the Securities Act (without the requirement of any holding period under Rule 144 promulgated under the Securities Act) Avant! shall, upon request of any shareholder of Anagram promptly effect the registration under the Securities Act of the Merger Shares (the "Anagram Registration"). Such registration shall be at the expense of Avant!. Avant! shall maintain the effectiveness of such registration for such period of time as shall be necessary for the shareholders of Anagram to dispose of their Avant! Common Stock, provided that upon notice from Avant! the shareholders of Anagram agree not to sell their shares of Avant! Common Stock for a period of 90 days, with such 90 day restriction to occur no more than twice in any 12 month period. Avant! shall not be required to initiate or maintain the effectiveness of such registration statement when all shares held by the shareholders of Anagram may be sold in any three-month period. In the event that Avant! shall furnish to the shareholders of Anagram a statement signed by the President of Avant! stating that in the good faith judgment of the Board of Directors of Avant!, it would be seriously detrimental to Avant! and its stockholders for such registration statement to be filed or remain effective and it is therefore essential to defer the filing or withdraw the effectiveness of such registration statement, Avant! shall have no obligation pursuant to this
Section 5.21 for a period of not more than 120 days, provided, however, that Avant! may not utilize this right more than once in any twelve month period.

     5.22  Listing of Shares. Upon Closing, Avant! will amend its listing
           -----------------
application with the Nasdaq National Market to include the Avant! Common Stock issued under this Agreement.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT


     6.1  Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

          (a)  Approvals.  All authorizations, consents, orders or approvals
               ---------
of, or declarations or filings with or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          (b)  Issuance of Permit.  The California Department of Corporations
               ------------------
shall have issued a permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, covering the issuance of the Avant! Common Stock and the assumption of securities following a hearing as to the fairness of the Merger conducted pursuant to Section 25142 of the California Corporate Securities Law.

          (c)  Legal Action.  No temporary restraining order, preliminary
               ------------
injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and no litigation shall be pending the ultimate resolution of which may in Avant!'s opinion (i) result in the issuance of such an order or injunction, or the imposition against Anagram or Avant! of substantial damages if the Merger is consummated, or (ii) render Avant!, Sub or Anagram unable to consummate the Merger. in the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

          (d)  Statutes.  No action shall have been taken, and no statute, rule,
               --------
regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would (i) make the consummation of the Merger illegal or (ii) render Avant!, Sub or Anagram unable to consummate the Merger, except for any waiting period provisions.

          (e)  Tax-Free Reorganization.  Each of Anagram and Avant! shall have
               -----------------------
received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinions shall be substantially identical in form and substance. In preparing the Anagram and the Avant! tax opinions, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties and Anagram's shareholders shall make) reasonable representations related thereto.

     6.2  Conditions of Obligations of Avant! and Sub.  The obligations of
          -------------------------------------------
Avant! and Sub to effect the Merger are also subject to the satisfaction of the following conditions, unless waived by Avant! and Sub:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Anagram set forth in this Agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties of Anagram set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Closing.

          (b)  No Material Adverse Change.  There shall have been no material
               --------------------------
adverse change in the Business Condition (either actual or as such condition has been represented pursuant to Article III hereof) of Anagram from the date hereof through the Closing Date. Avant! shall have received a certificate on behalf of Anagram signed by the chief executive officer and the chief financial officer of Anagram confirming that there has been no material adverse change in the Business Condition of Anagram from the date hereof through the Closing Date.

          (c)  Performance of Obligations of Anagram.  Anagram shall have
               -------------------------------------
performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date, and Avant! shall have received a certificate signed on behalf of Anagram by the chief executive officer and the chief financial officer of Anagram to such effect.

          (d)  Affiliates Agreement and Continuity of Interest Certificate.
               -----------------------------------------------------------
Avant! shall have received from each shareholder of Anagram listed on
Schedule 5.11, a duly executed Affiliates Agreement, and from each shareholder
- -------------
of Anagram a duly executed Continuity of Interest Certificate, substantially in the form attached hereto and approved by Avant!'s and Anagram's respective counsel.

          (e)  Escrow Agreement.  The Escrow Agreement shall be executed by all
               ----------------
appropriate parties.

          (f)  Opinion of Anagram's Counsel.  Avant! shall have received an
               ----------------------------
opinion dated the Closing Date of Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to Anagram, in form and substance reasonably satisfactory to Avant!.

          (g)  Dissenting Shares.  Dissenting Shares shall consist of no more
               -----------------
ten percent (10%) of the then outstanding shares of Anagram Capital Stock.

          (h)  Consents.  Avant! shall have received duly executed copies of
               --------
all third-party consents and approvals contemplated by this Agreement or the Anagram Schedules in form and substance reasonably satisfactory to Avant!.

          (i)  Pooling of Interests Transaction.  Avant! shall have received
               --------------------------------
an opinion from KPMG, in form and substance satisfactory to Avant!, that the Merger will qualify as a pooling of interests transaction for financial reporting purposes.

          (j)  Proprietary Agreements.  All Anagram employees, consultants and
               ----------------------
contractors shall have entered into Avant!'s standard proprietary information and inventions agreement provided by Avant!'s counsel.

          (k)  FIRPTA.  Anagram shall, prior to the Closing Date, provide
               ------
Avant! with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Avant!, which states that shares of capital stock of Anagram do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Avant!'s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Anagram shall have provided to Avant!, as agent for Anagram, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Avant! to deliver such notice form to the Internal Revenue Service on behalf of Anagram upon the Closing of the Merger.

     6.3  Conditions of Obligation of Anagram.  The obligation of Anagram to
          -----------------------------------
effect the Merger is also subject to the satisfaction of the following conditions unless waived by Anagram:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of Avant! set forth in this Agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties of Avant! set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Closing.

          (b)  Performance of Obligations of Avant! and Sub.  Avant! and Sub
               --------------------------------------------
shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and the Agreement of Merger prior to the Closing Date.

          (c)  No Material Adverse Change.  There shall have been no material
               --------------------------
adverse change in the Business Condition (either actual since the date of this Agreement or as such condition has been represented pursuant to Article IV hereof) of Avant! taken as a whole from the date hereof through the Closing Date; provided, however, that Anagram and the shareholders of Anagram acknowledge and agree that any developments, changes or results arising out of or related to the litigation described in Schedule 4.5 shall not be considered
                                          ------------
for purposes of this Section 6.3(c). Anagram shall have received a certificate signed on behalf of Avant! by the chief executive officer and the chief financial office of Avant! confirming that there has been no material adverse change in the Business Condition of Avant! (other than as provided in the preceding sentence) from the date hereof through the Closing Date.

          (d)  No Stop Order.  The SEC shall not have issued any stop order
               -------------
preventing the sale of any Common Stock of Avant!.

          (e)  Opinion of Avant!'s Counsel.  Anagram shall have received an
               ---------------------------
opinion dated the Closing Date Of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Avant!, in form and substance reasonably satisfactory to Anagram.

                                  ARTICLE VII

                                   INDEMNITY

     7.1  Survival of Representations, Warranties, Covenants and Agreements.
          -----------------------------------------------------------------

          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party to this Agreement, all representations, warranties, covenants and agreements of the parties hereto shall survive the execution, delivery, and performance of this Agreement in accordance with Section 7.3 of this Agreement. No investigation made by or on behalf of a party hereto with respect to another party shall be deemed to affect the party's reliance on the representations, warranties, covenants and agreements made by the other party contained in this Agreement and shall not be a waiver of Avant!'s or Sub's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of Anagram's representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

          (b) As used in this Article VII, any reference to a representation, warranty, agreement or covenant contained in any section of this Agreement shall include the schedule attached hereto.

          (c) Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement.

          (d) The Anagram Shareholders (as defined below) shall have liabilities and obligations for Damages (as defined below) under this Agreement only with respect to claims submitted or notice of claims provided during the time period of survivability of the specific representation, warranty, covenant or agreement as set forth in Section 7.3. Notwithstanding the expiration date of
                             -----------
the representations, warranties, covenants and agreements set forth herein, if Avant! or Anagram shall notify the Shareholders' Representative with respect to the submission of a claim during the time period of survivability of such representation, warranty, covenant or agreement, each Anagram Shareholder's liability or obligation for Damages shall continue in full force and effect until settled with respect to those claims timely made.

          (e) Avant! shall be entitled to use the Escrow Shares as the sole remedy for the obligations of the Anagram Shareholders pursuant to this Article VII of this Agreement.

     7.2  Indemnification; Escrow Deposit of Avant! Common Stock.  Subject to
          ------------------------------------------------------
the limitations set forth in this Article VII, the Shareholders' Representative, on behalf of and as attorney-in-fact and agent for each of the shareholders of Anagram (such shareholders are referred to in this Article VII as the "Anagram Shareholders") hereby agrees to indemnify, reimburse, defend and hold harmless Avant!, Anagram and Sub and each of their respective affiliates (other than the Anagram Shareholders) against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered, directly or indirectly, by Avant!, Anagram or Sub and each of their respective affiliates (other than the Anagram Shareholders), directly or indirectly, as a result of or arising from or in connection with any inaccuracy in or breach or nonfulfillment of or noncompliance with any of the representations, warranties, covenants, or agreements made by Anagram in this Agreement (including any exhibit, letter, schedule, certificate or document delivered pursuant hereto or other instrument referred to herein) or the Escrow Agreement or any facts or circumstances constituting such an inaccuracy, breach, nonfulfillment or noncompliance (all of which shall also be referred to as "Indemnifiable Claims").

          Avant! and Sub shall be entitled to make claims under this Article VII only to the extent that Damages exceed $100,000 in the aggregate.

     7.3  Termination of Indemnity and Representations and Warranties.  The
          -----------------------------------------------------------
Indemnity obligations of the Anagram Shareholders pursuant to this Article VII for a breach or inaccuracy of or a failure to perform or comply with any or all of Anagram's representations, warranties, covenants and agreements, and the representations and warranties of Avant!, Anagram and the Anagram Shareholders shall terminate upon the earlier to occur of: (i) one (1) year after the Effective Time of the Merger, or (ii) the date of the issuance of the first audited financial statements that contain the combined actual results of Avant!, Sub and Anagram. The covenants of Article V listed in Section 9.11 are unaffected by the termination provisions of this Section 7.3. For purposes of the indemnification set forth herein, the fair market value of one share of Avant! Common Stock shall equal the Average Nasdaq Per Share Price.

     7.4  Exclusivity of Remedies.  Subject to the terms of this Agreement
          -----------------------
(including, without limitation, Section 7.1(c)), the total liability of the Anagram Shareholders under or in connection with this Agreement shall be limited to the Escrow Shares of such shareholder, and Avant! (and the other persons indemnified hereunder) may look solely to such Escrow Shares for the satisfaction of any claims against the Anagram Shareholders under or in connection with this Agreement.

                                 ARTICLE VIII

                                  TERMINATION

     8.1  Termination.
          -----------

          (a) In addition to the provisions of Section 2.1(c), this Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Anagram:

               (i) by mutual agreement of the Boards of Directors of Avant! and Anagram;

               (ii) by Avant!, if there has been a breach by Anagram or Anagram Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement;

               (iii) by Anagram, if there has been a breach by Avant! or Sub of any representation, warranty, covenant or agreement set forth in this Agreement.

               (iv) by Anagram or Avant!, if any permanent injunction or other order of a court preventing the Merger shall have become final and nonappealable or shall render unlikely within a reasonable period of time the consummation of the Merger on the terms contemplated hereby; or

               (v) by Anagram or Avant!, if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any litigation shall be pending, the ultimate resolution of which is likely in Avant!'s opinion to (i) result in the issuance of such an order or injunction, or the imposition against the Surviving Corporation or Avant! of substantial damages if the Merger is consummated, or (ii) render Avant!, Sub or Anagram unable to consummate the Merger.

          (b) Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action.

          (c) In the event of termination of this Agreement as provided in this Section 8.1 or a failure to meet all of the closing conditions prior to October 15, 1996, this Agreement shall forthwith become null and void; provided, however, that the agreements contained or referred to in Sections 5.5 and 5.12 shall survive and be legally enforceable.

          (d) If the Effective Date of the Merger shall not have occurred on or before October 15, 1996, this Agreement may be terminated by Avant! or Anagram with prior written notice to the other party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1  Amendment.  This Agreement may be amended by the parties hereto at
          ---------
any time before or after approval of the Merger by the shareholders of Anagram; provided, however, that following approval of the Merger by the shareholders of Anagram, no amendment shall be made that by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2  Extension; Waiver.  At any time prior to the Effective Time, each of
          -----------------
Anagram and Avant!, to the extent legally allowed, (a) may extend the time for the performance of any of the obligations or other acts of the other, (b) may waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) may waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.3  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given (a) on the same day if delivered personally,
(b) three (3) business days after being mailed by registered or certified mail (return receipt requested), or (c) on the same day if sent by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

                                 If to Avant! or Sub, to:

                                 Avant! Corporation
                                 1208 East Arques Avenue
                                 Sunnyvale, CA 94086
                                 Attention: John P. Huyett
                                 Telephone No.: 408-523-8803
                                 Facsimile No.: 408-523-8981

                                 with copy to:

                                 Gunderson Dettmer Stough Villeneuve
                                  Franklin & Hachigian, LLP
                                 600 Hansen Way, Second Floor
                                 Palo Alto, California  94304
                                 Attention: Steven M. Spurlock, Esq.
                                 Telephone No.: (415) 843-0500
                                 Facsimile No.: (415) 843-0314
                                 If to Anagram, Inc.:

                                 Anagram, Inc.
                                 617 Palomar Avenue
                                 Sunnyvale, CA 94086
                                 Attention: Andrew Yang
                                 Telephone No.: 408-720-7400

                                 with copy to:

                                 Wilson, Sonsini, Goodrich & Rosati, P.C.
                                 650 Page Mill Road
                                 Palo Alto, CA 94304
                                 Attention:  Barry Taylor, Esq.
                                 Telephone No.:  415-493-9300
                                 Facsimile No.: 415-496-4092

     9.4  Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, Exhibits or Schedules, such references shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     9.5  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     9.6  Entire Agreement.  Except for the mutual nondisclosure agreement
          ----------------
signed by the parties hereto on August 14, 1996, which shall survive in its entirety, this Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

     9.7  No Transfer.  This Agreement and the rights and obligations set forth
          -----------
herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.8  Severability.  If any provision of this Agreement, or the application
          ------------
thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     9.9  Other Remedies.  Subject to Section 7.4, any and all remedies set
          --------------
forth in this Agreement and in the Related Agreements expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

     9.10  Further Assurances.  Each party agrees to cooperate fully with the
           ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     9.11  Absence of Third-Party Beneficiary Rights.  No provision of this
           -----------------------------------------
Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of Section
5.19 shall be for the benefit of the directors and officers of Anagram, Section
5.20 shall be for the benefit of the employees of Anagram, and Article IV and Sections 5.14 and 5.21 shall be for the benefit of the shareholders of Anagram and shall be enforceable by such individuals against Avant! subject to the terms and conditions of this Agreement.

     9.12  Governing Law.  This Agreement shall be governed in all respects,
           -------------
including validity, interpretation and effect, by the laws of the State of California (without giving effect to its choice of law principles).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

                                 AVANT! CORPORATION


                                 By:
                                     --------------------------------
                                     Gerald C. Hsu
                                     Chairman of the Board, Chief Executive
                                     Officer and President


                                 ANAGRAM, INC.

                                 By:
                                     --------------------------------
                                     Andrew Yang
                                     Chairman of the Board


                                 SUB

                                 By:
                                     --------------------------------
                                     Gerald C. Hsu
                                     President



SHAREHOLDERS' REPRESENTATIVE:    ANDREW YANG


                                 ------------------------------------
                                 Andrew Yang

                              AGREEMENT OF MERGER

                                  BY AND AMONG

              AVANT! CORPORATION, NATASHA MERGER CORPORATION, AND

                              META-SOFTWARE, INC.


     THIS AGREEMENT OF MERGER is dated as of _____________ ___, 1996, by and among Avant! Corporation, a California corporation ("Avant!"), Natasha Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Sub") and Meta-Software, Inc., a California corporation ("Meta").

                                   RECITALS:
                                   --------

     A. The Boards of Directors of Meta, Avant! and Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that Meta and Sub combine into a single company through the statutory merger of Sub with and into Meta (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. To effectuate the Merger, Meta, Sub and Avant! have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of August 22, 1996, whereby all of the outstanding shares of capital stock of Meta shall be converted into shares of Avant! Common Stock, $.0001 par value ("Avant! Common Stock"), at the rate set forth herein.

     C. Meta, Avant! and Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     E. The parties intend for the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Topic Two.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   ---------
                                  THE MERGER


     1.1  The Merger.  At the Effective Time (as defined in Section 1.2) Sub
          ----------
shall be merged with and into Meta, the separate corporate existence of Sub shall cease and Meta shall continue as the surviving corporation. Meta as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Effective Time.  The Merger shall become effective at such time as
          --------------
this Agreement is filed with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

     1.3  Effect of the Merger.  At the Effective Time, all the property,
          --------------------
rights, privileges, powers and franchises of Meta and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Meta and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.
          ---------------------------------

          (a) At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Meta."

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers.  At the Effective Time, the directors of Sub
          ----------------------
shall be the initial directors of the Surviving Corporation and the officers of Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II
                                  ----------

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                     CONSTITUENT CORPORATIONS; EXCHANGE OF
                      CERTIFICATES; SUPPLEMENTARY ACTION


     2.1  Effect on Capital Stock.  By virtue of the Merger and without any
          -----------------------
action on the part of Sub, Avant!, Meta or the holders of any of the following securities:

          (a)  Conversion of Meta Common Stock.  At the Effective Time, each
               -------------------------------
share of Meta Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Meta Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.2 below)) will be canceled and extinguished and be converted automatically into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to (i) 5,079,365, and the denominator of which is equal to (ii) the sum of the aggregate number of shares of Meta Common Stock issued and outstanding as of the Effective Time, and the aggregate number of shares of Meta Common Stock issuable upon exercise of all outstanding options and warrants outstanding as of the Effective Time.

          (b)  Cancellation of Meta Common Stock Owned by Avant! or Meta.  At
               ---------------------------------------------------------
the Effective Time, each share of Meta Common Stock owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of Meta immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)  Meta Stock Plans.  At the Effective Time, the Meta 1995 Equity
               ----------------
Incentive Plan, Meta 1995 Directors' Stock Option Plan, and the Meta 1992 Stock Option/Appreciation Plan, and all options to purchase Meta Common Stock then outstanding under such agreements and plans shall be assumed by Avant!. The Meta 1995 Equity Incentive Plan, Meta 1995 Directors' Stock Option Plan, and the Meta 1992 Stock Option/Appreciation Plan are sometimes collectively referred to herein as the "Meta Stock Plans."

          (d)  Meta 1995 Employee Stock Purchase Plan.  At the Effective Time,
               --------------------------------------
the Meta 1995 Employee Stock Purchase Plan (the "Meta ESPP") and all of the existing rights and obligations of Meta pursuant to the outstanding subscription rights thereunder shall be assumed by Avant!.

          (e)  Capital Stock of Sub.  At the Effective Time, each share of
               --------------------
Common Stock, no par value, of Sub ("Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f)  Adjustments to Exchange Ratio.  The Exchange Ratio shall be
               -----------------------------
adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Avant! Common Stock or Meta Common Stock), reorganization, recapitalization or other like change with respect to Avant! Common Stock or Meta Common Stock occurring after the date hereof and prior to the Effective Time.

          (g)  Fractional Shares.  No fraction of a share of Avant! Common
               -----------------
Stock will be issued, but in lieu thereof each holder of shares of Meta Common Stock who would otherwise be entitled to a fraction of a share of Avant! Common Stock (after aggregating all fractional shares of Avant! Common Stock to be received by such holder) shall receive from Avant! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average last sale price of a share of Avant! Common Stock for the ten most recent days that Avant! Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on The Nasdaq National Market.

     2.2  Dissenters' Rights.  If, as of the Effective Time, holders of
          ------------------
Meta Common Stock have properly perfected and not forfeited dissenters' rights ("Dissenting Shares") in connection with the Merger under California Law, such Dissenting Shares shall not be converted into Avant! Common Stock but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the value of shares of Meta Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Time, to deliver shares of Avant! Common Stock to any holder of shares of Meta Common Stock who shall have failed to make an effective payment demand or shall have lost his or her status as a Dissenting Shareholder, Avant! shall issue and deliver, upon surrender by such Dissenting Shareholder of his or her certificate or certificates representing shares of Meta Common Stock, the shares of Avant! Common Stock to which such Dissenting Shareholder is then entitled under Section 2.1(a) and cash in lieu of fractional shares pursuant to Section 2.1(g).

     2.3  Surrender of Certificates.
          -------------------------

          (a)  Exchange Agent.  Harris Trust Company of California shall act
               --------------
as exchange agent (the "Exchange Agent") in the Merger.

          (b)  Avant! to Provide Common Stock and Cash.  At or prior to the
               ---------------------------------------
Effective Time, Avant! shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Avant! may adopt, (i) the shares of Avant! Common Stock issuable pursuant to Section 2.1(a) in exchange for shares of Meta Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.1(g).

          (c)  Exchange Procedures.  As soon as practicable after the Effective
               -------------------
Time, but no later than ten (10) business days thereafter, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Meta Common Stock, whose shares were converted into the right to receive shares of Avant! Common Stock (and cash in lieu of fractional shares) pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Avant! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Avant! Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of record of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Avant! Common Stock and payment in lieu of fractional shares which such holder of record has the right to receive pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Meta Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than as provided in subsection (d) below, to evidence only the ownership of the number of full shares of Avant! Common Stock into which such shares of Meta Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.1.

          (d)  Distributions With Respect to Unexchanged Shares.  No dividends
               ------------------------------------------------
or other distributions with respect to Avant! Common Stock with a record date after the Effective Time will be paid to the holder of record of any unsurrendered Certificate with respect to the shares of Avant! Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Avant! Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.3(d)) with respect to such shares of Avant! Common Stock.

          (e)  Transfers of Ownership.  If any certificate for shares of Avant!
               ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Avant! or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Avant! Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Avant! or any agent designated by it that such tax has been paid or is not payable.

          (f)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 2.3, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4  Supplementary Action.  If, at any time after the Effective Time, any
          --------------------
further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Meta or Sub or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Meta and Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE III
                                  -----------
                       TERMINATION, AMENDMENT AND WAIVER

     3.1  Termination.  At any time prior to the Effective Time, whether before
          -----------
or after approval of the matters presented in connection with the Merger by the shareholders of Meta, this Agreement may be terminated:

          (a)  by mutual consent of Avant! and Meta;

          (b) by either Avant! or Meta, if the Effective Date shall not have occurred on or before December 31, 1996; provided that the right to terminate
                                         --------
this Agreement pursuant to this paragraph (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

     3.2  Amendment.  The boards of directors of the parties hereto may cause
          ---------
this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of Meta, Avant! or Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Meta Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Meta Common Stock or Avant! Common Stock.

     3.3  Extension; Waiver.  At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IV
                                  ----------
                             APPROVAL OF AGREEMENT

     The respective Boards of Directors of each of Avant!, Meta and Sub have, by resolutions duly adopted and approved the Merger, this Agreement, and the Reorganization Agreement. The Stockholders of Avant!, Meta and Sub have, by resolutions duly adopted and approved the Merger, this Agreement, and the Reorganization Agreement in accordance with Delaware Law and California Law.



                                   ARTICLE V
                                   ---------
                                 MISCELLANEOUS

     5.1  Entire Agreement; Amendments.  This Agreement and the Reorganization
          ----------------------------
Agreement and the other writings and agreements referred to herein or therein or delivered pursuant thereto contain the entire understanding of the parties with respect to its subject matter. This Agreement and the Reorganization Agreement and such other writings and agreements referred to therein supersede all prior agreements and understandings between the parties with respect to their subject matter. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, and any condition to a party's obligations hereunder may only be waived in writing by such party.

     5.2  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     5.3  Headings.  The section and paragraph headings contained in this
          --------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.4  Assignments, Consents, etc.  After the Effective Time of the Merger,
          --------------------------
each of the constituent corporations, through such persons who were each respective constituent corporation's officers immediately prior to the Merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title in Meta to properties, assets and rights of Sub.

     5.5  Parties in Interest.  This Agreement shall be binding upon, inure to
          -------------------
the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assigned by any party hereto without the consent of the other parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                 AVANT! CORPORATION,
                                 a Delaware corporation

                                 By:
                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------


                                 By:
                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------



                                 NATASHA MERGER CORPORATION,
                                 a California corporation

                                 By:
                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------


                                 By:
                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------



                                 META-SOFTWARE, INC.,
                                 a California corporation

                                 By:
                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------


                                 By:
                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Title:
                                          ------------------------------